                                                                     EXHIBIT 8.1




                             [KPMG LLP LETTERHEAD]



September 16, 1999


Board of Directors
American Savings Bank
102 West Main Street
New Britain, Connecticut  06050

Board of Directors
American Financial Holdings, Inc.
102 West Main Street
New Britain, Connecticut  06050

Ladies and Gentlemen:

You have requested the opinion of KPMG LLP (KPMG) as to certain Connecticut Corporation Business Tax, Delaware Corporate Income Tax, and Connecticut Personal Income Tax consequences to American Savings Bank (the Bank), American Financial Holdings, Inc., (the Holding Company), and Eligible Account Holders or Supplemental Eligible Account Holders of the Bank, resulting from the proposed conversion and reorganization of the Bank from a Connecticut-chartered mutual savings bank to a Connecticut-chartered stock savings bank, under the name American Savings Bank, in which the Bank will issue all of its stock to the Holding Company, a newly formed savings and loan holding company, which will own
all of the Bank's capital stock (the Conversion).   The opinion contained herein
is rendered only with respect to the holdings set forth herein under the heading OPINION and KPMG expresses no opinion with respect to any other legal, federal, state or local tax aspect of these transactions.

In preparing this opinion letter, we have relied, in part, upon certain factual descriptions provided in the PLAN OF CONVERSION dated May 24, 1999, and subsequently amended June 28, 1999 and July 22, 1999 as well as the facts and representations which are provided below under the headings "STATEMENT OF FACTS" and "REPRESENTATIONS" and the federal income tax opinion of Muldoon, Murphy & Faucette LLP. If any fact or representation contained herein is not complete or accurate it is important that we be notified immediately in writing as this may cause us to change our opinion.
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Page 2
Board of Directors
American Savings Bank
102 West Main Street
New Britain, Connecticut 06050


STATEMENT OF FACTS

  American Savings Bank, a Connecticut-chartered mutual savings bank organized and operated in the State of Connecticut, desires to convert to a Connecticut-chartered stock savings bank which similarly, will be organized and operated under the laws of the State of Connecticut. The conversion will be accomplished by the use of a holding company to purchase and hold the stock of the Bank. The Holding Company, a Delaware corporation, will offer for sale, through a subscription offering, direct community offering and a syndicated community offering, shares of its common stock. The Bank, upon the amendment of its charter to authorize and issue stock, will simultaneously sell its capital stock to the Holding Company pursuant to a plan of conversion. The Holding Company will authorize 120 million shares of common stock, with a par value of $.01per share. In addition, the Holding Company will authorize 10 million shares of preferred stock, with a par value of $.01 per share. Based upon preliminary estimates provided by the Bank, the Holding Company will initially issue between 26,732,500 and 41,592,625 of their authorized shares of common stock.

  The plan of conversion provides that nontransferable subscription rights to purchase the common stock of the Holding Company will be granted, in order of priority: (i) to each of the Bank's Eligible Account Holders (depositors whose savings accounts in the Bank totaled $50 or more as of the Eligibility Record
  Date), (ii) to the Bank's employee benefit plans, consisting of the Employee Stock Ownership Plan (ESOP) which intends to subscribe for 5% of the common stock issued in connection with the Conversion, (iii) to each of the Bank's Supplemental Eligible Account Holders, if any, (depositors whose savings accounts in the Bank totaled $50 or more as of the Supplemental Eligibility Record Date, (iv) to Directors, Officers and Employees of the Bank and the Holding Company who are not Eligible Account Holders or Supplemental Eligible Account Holders to subscribe up to $500,000 of common stock, and (v) to Bank's Corporators (to the extent there are sufficient shares of common stock remaining after the satisfaction of subscriptions by classifications (i-iv) above) to the extent of $500,000 of common stock.
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Page 3
Board of Directors
American Savings Bank
102 West Main Street
New Britain, Connecticut 06050

  The Holding Company will offer its shares of common stock unsubscribed for in the above subscription offering for sale in a community offering or, if necessary, in a syndicated community offering, to certain members of the general public with preference given to natural persons residing in Hartford, Middlesex, Tolland and Windham Counties, Connecticut.

  FinPro has issued an opinion as of August 4, 1999, stating that, pursuant to its valuation, the subscription rights have no value based on the fact that such rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase shares of common stock of the Holding Company at a price equal to its estimated fair market value, which will be the same price paid by purchasers in the direct community offering for unsubscribed share of Holding Company common stock.

  In the event of a complete liquidation of the Bank before the conversion, each depositor of the Bank would receive a pro rata share of any assets of the Bank remaining after payment of claims of all creditors (including the claims of all depositors up to the withdrawal value of their accounts). Each depositor's pro rata share of the remaining assets would be in the same proportion as the value of his or her deposit account to the total value of all deposit accounts of the Bank at the time of the liquidation.

  Upon the change in legal form of the Bank to a stock institution, a "liquidation account" will be created for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the amount of the surplus, undivided profits and general loss reserve, less any subordinated debt as of the latest practicable date prior to conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder shall, with respect to each savings account held, have a related inchoate interest in a sub-account portion in the liquidation account balance.

  The initial subaccount balance for a savings account held by an Eligible Account Holder and Supplemental Eligible Account Holder shall be determined by multiplying the
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Page 4
Board of Directors
American Savings Bank
102 West Main Street
New Britain, Connecticut 06050

  opening balance in the liquidation account by a fraction of which the numerator is the amount of the holder's "qualifying deposit" in the savings account and the denominator is the total amount of all "qualifying deposits" of all of Eligible Account Holders and Supplemental Eligible Account Holders. The initial subaccount balance shall not be increased, and it shall be decreased as provided below.

  If the deposit balance in any savings account of an Eligible Account Holder and Supplemental Eligible Account Holder at the close of business on any closing day of the Bank after the Eligibility Record Date, or the Supplemental Eligibility Record Date is less than the lesser of the deposit balance in a savings account at the close of business on any other annual closing date after the Eligibility Record Date, or the Supplemental Eligibility Record Date or the amount of the "qualifying deposit" in a savings account on the Eligibility Record Date, or the Supplemental Eligibility Record Date, then the subaccount balance for a savings account shall be adjusted by reducing the subaccount balance in an amount proportionate to the reduction in the deposit balance. Once reduced, the subaccount balance shall not be subsequently increased, notwithstanding any increase in the deposit balance of the related savings account. If any savings account is closed, the related subaccount balance shall be reduced to zero.

  Only upon a complete liquidation of the American Savings Bank, each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted subaccount balance(s) for savings account(s) held by the holder before any liquidation distribution may be made to stockholders.

  In the event the Bank is liquidated after the conversion, depositors will be entitled to full payment of their deposit accounts before any payment is made to the Holding Company as the sole stockholder of the Bank.
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Page 5
Board of Directors
American Savings Bank
102 West Main Street
New Britain, Connecticut 06050


  REPRESENTATIONS

  KPMG is relying on the following representations in rendering the opinions contained herein. It is understood that KPMG has not independently verified the accuracy of any of these representations:

  (1) The fair market value of the withdrawable deposit accounts plus interests in the liquidation account of the converted Bank to be constructively received under the PLAN OF CONVERSION will, in each instance, be equal to the fair market value of the withdrawable deposit accounts (plus the related interest in the residual equity of the Bank) deemed to be surrendered in exchange therefor.

  2. If an individual's total deposits in the Bank equal or exceed $50 as of the Eligibility Record Date or the Supplemental Eligibility Record Date, then no amount of that individual's total deposits will be excluded from participating in the liquidation account.

  (3) Immediately following the Conversion, the Eligible Account Holders and the Supplemental Eligible Account Holders of the Bank will own all of the outstanding interests in the liquidation account and will own such interest solely by reason of their ownership of deposits in the Bank immediately before the Conversion.

  (4) After the Conversion, the converted Bank will continue the business of the Bank in the same manner as prior to the Conversion. The converted Bank has no plan or intention and the Holding Company has no plan or intention to cause the converted Bank to sell its assets other than in the ordinary course of business.

  (5) The Holding Company has no plan or intention to sell, liquidate or otherwise dispose of the stock of the converted Bank other than in the ordinary course of business.
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Page 6
Board of Directors
American Savings Bank
102 West Main Street
New Britain, Connecticut 06050

   (6) The Holding Company and the converted Bank have no current plan or intention to redeem or otherwise acquire any of the common stock issued in the Conversion transaction.

  (7) Immediately after the Conversion, the assets and liabilities of the converted Bank will be identical to the assets and liabilities of the Bank immediately prior to the Conversion, plus the net proceeds from the sale of the converted Bank's common stock to the Holding Company and any liability associated with indebtedness incurred by the Employee Plans in the acquisition of Holding Company common stock by the Employee Plans.

   (8) The Bank and the Holding Company are corporations within the meaning of section 7701(a)(3) of the Internal Revenue Code (the Code).

   (9) None of the shares of the Holding Company common stock to be purchased by the depositor-employees of the Bank in the Conversion will be issued or acquired at a discount. However, shares may be given to certain directors and employees as compensation by means of the Employee Plans. Compensation to be paid to such directors and depositor-employees will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

   (10) The fair market value of the assets of the Bank, which will be transferred to the converted Bank in the Conversion, will equal or exceed the sum of the liabilities of the Bank which will be assumed by the converted Bank and any liabilities to which the transferred assets are subject.

   (11) The Bank is not under the jurisdiction of a bankruptcy or similar court in any Title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.

   (12) Upon the completion of the Conversion, the Holding Company will own and hold 100% of the issued and outstanding capital stock of the converted Bank and
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Page 7
Board of Directors
American Savings Bank
102 West Main Street
New Britain, Connecticut 06050

        no other shares of capital stock of the converted Bank will be issued and/or outstanding. At the time of the Conversion, the converted Bank does not have any plan or intention to issue additional shares of its stock following the transaction. No shares of preferred stock of the converted Bank are authorized, issued, and/or outstanding.

   (13) Upon the completion of the Conversion, there will be no rights, warrants, contracts, agreements, commitments or understandings with respect to the capital stock of the converted Bank, nor will there be any securities outstanding which are convertible into the capital stock of the converted Bank.

   (14) No cash or property will be given to Eligible Account Holders, Supplemental Eligible Account Holders, or others in lieu of (a) nontransferable subscription rights, or (b) an interest in the liquidation account of the converted Bank.

   (15) The Bank has maintained a reserve for bad debts in accordance with sections 593 and 585 of the Code and, following the Conversion, to the extent allowed under the Code, the converted Bank shall maintain a reserve for bad debts in accordance with the applicable provisions of the Code.

   (16) Depositors will pay the expense of the Conversion solely applicable to them, if any. The Holding Company and the Bank will each pay expenses of the transaction attributable to them and will not pay any expenses solely attributable to the depositors or to the Holding Company shareholders.

   (17) The exercise price of the subscription rights received by the Bank's Eligible Account Holders, Supplemental Eligible Account Holders, and other holders of subscription rights to purchase Holding Company common stock will be equal to the fair market value of the stock of the Holding Company at the time of the completion of the Conversion as determined by an independent appraisal.
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Page 8
Board of Directors
American Savings Bank
102 West Main Street
New Britain, Connecticut 06050

   (18) The proprietary interests of the Eligible Account Holders and the Supplemental Eligible Account Holders in the Bank arise solely by virtue of the fact that they are account holders in the Bank.

   (19) There is no plan or intention for the converted Bank to be liquidated or merged with another corporation following this proposed transaction.

   (20) The liabilities of the Bank assumed by the converted Bank plus the liabilities, if any, to which the transferred assets are subject were incurred by the Bank in the ordinary course of its business and are associated with the assets transferred.

   (21) External legal counsel, Muldoon, Murphy & Faucette LLP, has opined that for federal income tax purposes no gain or loss will be recognized as a result of the proposed Conversion by either the Bank or the Holding Company, and that the proposed conversion of the Bank from a Connecticut-chartered mutual savings bank to a Connecticut-chartered stock savings bank qualifies as a tax-free reorganization for federal income tax purposes pursuant to Section 368(a)(1)(F) of the Code.

   (22) External legal counsel, Muldoon, Murphy & Faucette LLP, has opined that for federal income tax purposes, no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders of the Bank on the issuance to them of withdrawable deposit accounts in the converted Bank plus interests in the liquidation account of the converted Bank in exchange for deposit accounts in the Bank and their related interest in the residual equity of the Bank or to the other depositors on the issuance to them of withdrawable deposit accounts.

   (23) External legal counsel, Muldoon, Murphy & Faucette LLP, has opined that for federal income tax purposes, no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders of the Bank upon the distribution to them of the nontransferable subscription rights to purchase shares of
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Page 9
Board of Directors
American Savings Bank
102 West Main Street
New Britain, Connecticut 06050

        stock in the Holding Company, provided that the amount paid for the Holding Company common stock is equal to the fair market value of such stock. Gain realized, if any, by the Eligible Account Holders and Supplemental Eligible Account Holders of the Bank on the distribution to them of nontransferable subscription rights to purchase the Holding Company stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights. Eligible Account Holders and Supplemental Eligible Account Holders of the Bank will not realize any taxable income for federal income tax purposes as a result of the exercise by them of the nontransferable subscription rights.

   (24) Based on the opinion of FinPro dated August 4, 1999, the nontransferable subscription rights do not have any value.

   (25) No gain or loss will be recognized by the Bank under generally accepted accounting principles (GAAP) as a result of the Conversion and the purchase accounting method will not be used by the Bank to account for the transaction in accordance with GAAP.

   (26) The Bank is a Connecticut-chartered mutual savings bank. The Bank is neither incorporated nor currently conducting business in the State of Delaware.

   (27) The Holding Company is a domestic Delaware corporation, organized at the direction of the Bank to become a savings and loan holding company and own all of the Bank's capital stock to be issued upon its conversion from mutual form to stock form. The Holding Company does not maintain any physical presence in nor conduct any business in the State of Delaware. The Holding Company conducts its business activities in the State of Connecticut.
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Page 10
Board of Directors
American Savings Bank
102 West Main Street
New Britain, Connecticut 06050


   State Income Tax Opinion

   Connecticut Corporate Business Tax

   DISCUSSION -Connecticut Corporate Business Tax (CBT)

   Connecticut Corporate Business Tax is imposed on every mutual savings bank, savings and loan association and every other company carrying on, or having the right to carry on, business in this state, including a dissolved corporation which continues to conduct business under Connecticut General Statute (CGS) (S)12-214(a)(1). Certain entities are specifically excluded from the tax but neither the Bank nor the Holding Company are exempt from CBT taxation under the exceptions noted in CGS (S)12-214(a)(2).

   Every corporation has to separately compute its tax liability under the regular corporation business tax (net income tax) and an additional tax (capital stock tax) and pay the larger of the two. Both the Bank and the Holding Company are subject to the regular corporation business tax under CGS
   (S)12-214(a)(1) while the Bank is exempt from the capital tax under Public Act 98-110 (S)(S) 11 and 19.

   The computation of Connecticut taxable income begins by starting with current year's federal taxable income before net operating loss and special deductions. CGS (S)12-213(a)(9)(A). Certain modifications are made to federal taxable income to arrive at Connecticut taxable income.

   Adjustments that would increase Connecticut taxable income include:

   . State taxes imposed on or measured by the income or profits of a corporation which are paid or accrued in the income year. CGS (S)12-217(a)(1)(A)(i).

   . Federally exempt interest including interest paid on federal, state and local securities, including Connecticut and its political subdivisions. CGS (S)12-213(a)(9)(A).
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Page 11
Board of Directors
American Savings Bank
102 West Main Street
New Britain, Connecticut 06050

   . Income attributable to the recovery of a bad debt deducted in any prior year, unless the bad debt has already been charged to a reserve account pursuant to a provision of the Internal Revenue Code. Conn. Agencies Regs.
      (S)12-242-3.

   . Losses from prior years which were excluded in calculating federal taxable income. CGS (S)12-213(a)(9)(A).

   . Interest expenses and costs and intangible expenses and costs directly or indirectly connected with one or more related members of the corporation subject to rebuttal. Public Act 98-110 (S) 20.

   Adjustments that would decrease Connecticut taxable income include:

   . All dividends not otherwise deducted from federal taxable income (subject to certain percentage limitations) in Connecticut General Statutes section12-217(a)(1)(D) less expenses related to dividends. CGS (S)12-217(a)(2)(A).

   .  Capital loss deductions. CGS (S)12-217(a)(4)(B).

   .  Connecticut net operating loss deduction. CGS (S)12-217(a)(4).

   The computation of the Connecticut capital tax is computed by adding the average value of a corporation's issued and outstanding capital stock, including treasury stock at par or face value, fractional shares, scrip certificates convertible into stock and amounts received on capital stock subscriptions plus the average value of its surplus and undivided profit and the average value of its surplus reserves less the average value of any deficit carried on its balance sheets and the average value of any stock it owns in private corporations, including treasury shares. CGS (S) 12-219(a)(1).

   OPINION

   Based solely on the Statement of Facts, Representations, and Discussion as set forth in this opinion letter and the opinion of Muldoon, Murphy & Faucette LLP that for federal tax purposes no gain or loss will be recognized in the proposed Conversion by
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Page 12
Board of Directors
American Savings Bank
102 West Main Street
New Britain, Connecticut 06050


  the Bank or the Holding Company, it is the opinion of KPMG that:

  1. Neither the Bank nor the Holding Company will recognize gain or loss for Connecticut Corporation Business Tax purposes; and

  2. The Conversion will not give rise to any positive or negative tax base adjustments for Connecticut Business Tax purposes.

  Connecticut Personal Income Tax

  DISCUSSION -Connecticut Personal Income Tax

  Muldoon, Murphy & Faucette LLP, has opined that for federal income tax purposes, no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders of the Bank on the issuance to them of withdrawable deposit accounts in the Bank plus interests in the liquidation account of the converted Bank in exchange for their deposit accounts in the Bank and their related interest in the residual equity of the Bank or to the other depositors on the issuance to them of withdrawable deposit accounts.

  Muldoon, Murphy & Faucette LLP has opined that for federal income tax purposes, no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders of the Bank upon the distribution to them of the nontransferable subscription rights to purchase shares of stock in the Holding Company, provided that the amount paid for the Holding Company common stock is equal to the fair market value of such stock. Gain realized, if any, by the Eligible Account Holders and Supplemental Eligible Account Holders of the Bank on the distribution to them of nontransferable subscription rights to purchase the Holding Company stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights. Eligible Account Holders and Supplemental Eligible Account Holders of the Bank will not realize any taxable income for federal income tax purposes as a result of the exercise by them of the nontransferable subscription rights.
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Page 13
Board of Directors
American Savings Bank
102 West Main Street
New Britain, Connecticut 06050

  In addition, FinPro has issued an opinion dated August 4, 1999, stating that, pursuant to its valuation, the subscription rights have no value based on the fact that such rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the Holding Company stock at a price equal to its estimated fair market value, which will be the same price as the actual purchase price for any unsubscribed shares of Holding Company stock.

  Federal adjusted gross income is the starting point in determining Connecticut personal taxable income. CGS (S) 12-701(a)(19). Certain modifications are made to federal adjusted gross income to arrive at Connecticut personal taxable income.

  Adjustments that would increase Connecticut personal taxable income include:

  . Interest on federal obligations exclusive of Connecticut based interest. CGS (S) 12-701(a)(20)(A)(i).

  . Exempt-interest dividends, exclusive of Connecticut based exempt-interest dividends. CGS (S) 12-701(a)(20)(A)(ii).

  .  Other certain interest and dividend income.  CGS (S) 12-701(a)(20)(A)(iii).

  .  Certain lump sum distributions.  CGS (S) 12-701(a)(20)(A)(iv).

  . Certain losses from the sale or other disposition of capital assets issued by various public entities created under the laws of the state of Connecticut. CGS (S) 12-701(20)(a)(A)(v).

  .  Income taxes imposed by Connecticut.  CGS (S) 12-701(a)(20)(A)(vi).

  . Interest on indebtedness incurred or continued to purchase or carry obligations or securities the interest on which is exempt from tax under this chapter. CGS (S) 12-701(a)(20)(A)(vii).

  . Certain expenses and amortizable bond premium as noted in CGS (S) 12-701(a)(20)(A)(vii).


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Page 14
Board of Directors
American Savings Bank
102 West Main Street
New Britain, Connecticut 06050


  Adjustments that would decrease Connecticut personal taxable income include:

  . Income with respect to which taxation by any state is prohibited by federal law. CGS (S) 12-701(a)(20)(B)(i).

  . Certain exempt dividends paid by a regulated investment company. CGS (S) 12-701(a)(20)(B)(ii).

  . The amount of any refund or credit for overpayment of income taxes imposed by Connecticut of any other state of the United States or political subdivision thereof, or the District of Columbia or any province of Canada, to the extent properly includable in gross income for federal purpose. CGS
     (S) 12-701(a)(20)(B)(iii);

  . Any Tier 1 railroad retirement benefits to the extent properly includable in federal gross income. CGS (S) 12-701(a)(20)(B)(iv).

  . With respect to a natural person who is a shareholder of an S corporation, the individuals pro rata share of such corporation's non-separately stated items of income. CGS (S) 12-701(a)(20)(B)(v).

  . Interest income derived from Connecticut obligations. CGS (S) 12-701(a)(20)(B)(vi).

  . Gain from sale or exchange of Connecticut government obligations. CGS (S) 12-701(a)(20)(B)(vii).

  . Interest incurred to buy or carry any obligation or securities, interest income on which is exempt from federal income tax but subject to Connecticut tax. CGS (S) 12-(a)(20)(B)(viii).

  . Ordinary and necessary expenses paid or incurred during the taxable year for the production or collection of income that is exempt from federal income tax but subject to Connecticut tax. CGS (S) 12-701(a)(20)(B)(ix).

  . Amounts of Social Security benefits that first became subject to federal income tax in 1993. CGS (S) 12-701(a)(20)(B)(x).

  . Amount rebated to taxpayers for property tax paid on a primary residence or motor vehicle. CGS (S) 12-701(a)(20)(B)(xi).

  . Distributions from a Connecticut-administered qualified state tuition program as
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Page 15
Board of Directors
American Savings Bank
102 West Main Street
New Britain, Connecticut 06050


     defined in Internal Revenue Code section 529(b), to the extent included in federal income. Connecticut P.A. 98-252.

  Eligible Account Holders and Supplemental Account Holders of the Bank will be receiving withdrawable deposit accounts in the Bank plus interests in the liquidation account of the converted Bank in exchange for their deposit accounts and their related interest in the residual equity of the Bank, along with nontransferable subscription rights to purchase shares of stock in the Holding Company.

  As opined by Muldoon, Murphy & Faucette LLP: (1) the Conversion will receive tax-free treatment with respect to tax-free reorganizations pursuant to
  Section 368(a)(1)(F) of the Internal Revenue Code; (2) no gain or loss shall be recognized by the Eligible Account Holders and the Supplemental Eligible Account Holders (if any) of the Bank on the issuance to them of withdrawable deposit accounts in the Converted Bank plus interest in the liquidation account of the Converted Bank in exchange for their deposit accounts in the Bank or to the other depositors on the issuance to them of withdrawable deposit account (Section 354(a) of the Code); and (3) gain realized, if any, by the Eligible Account Holders and Supplemental Eligible Account Holders (if any) on the distribution to them to nontransferable subscription rights to purchase shares of Common Stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights (Section 356(a) of the Code).

  OPINION

  Based solely on the Statement of Facts, Representations, and Discussion as set forth in this opinion letter and the opinion of Muldoon, Murphy & Faucette LLP, it is the opinion of KPMG that for Connecticut Personal Income Tax purposes:

  (1) No gain or loss will be recognized by Eligible Account Holders and Supplemental Account Holders of the Bank on the issuance to them of withdrawable deposit accounts in the Bank plus interests in the liquidation account
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Page 16
Board of Directors
American Savings Bank
102 West Main Street
New Britain, Connecticut 06050


     of the converted Bank in exchange for their deposit accounts and their related interest in the residual equity of the Bank, or to the other depositors on the issuance to them of withdrawable deposit accounts.

 (2) No gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders of the Bank upon the distribution to them of the nontransferable subscription rights to purchase shares of stock in the Holding Company, provided that the amount paid for the Holding Company common stock is equal to the fair market value of such stock. Gain realized, if any, by the Eligible Account Holders and Supplemental Eligible Account Holders of the Bank on the distribution to them of nontransferable subscription rights to purchase the Holding Company stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights. Eligible Account Holders and Supplemental Eligible Account Holders of the Bank will not realize any taxable income for state income tax purposes as a result of the exercise by them of the nontransferable subscription rights.

 Delaware Corporate Income Tax

 DISCUSSION -Delaware Corporate Income Tax

 The Bank is neither incorporated nor currently conducting business in the State of Delaware. Accordingly, no Delaware corporate income tax will arise to the Bank as a result of the Conversion.

 The Holding Company is a domestic Delaware corporation, organized at the direction of the Bank to become a savings and loan holding company and own all of the Bank's capital stock to be issued upon its conversion from mutual form to stock form. The Holding Company does not maintain any physical presence in nor conduct any business in the State of Delaware.

Page 17
Board of Directors
American Savings Bank
102 West Main Street
New Britain, Connecticut 06050


  Delaware Tax Law Section 1902(b)(6) exempts an entity from Delaware corporation income tax if the corporation maintains a statutory corporate office in Delaware but is not doing business in Delaware. Thus, if a company has no physical presence in Delaware and derives no income from Delaware activities, it will be exempt from Delaware corporate income taxation.

  OPINION

  Based solely on the Statement of Facts, Representations, and Discussion as set forth in this opinion letter and the opinion of Muldoon, Murphy & Faucette LLP, it is the opinion of KPMG that the following Delaware Corporate Income Tax consequences will occur as a result of the above Conversion:

  (1) The Bank will not be subject to Delaware taxation because it is not organized under the laws of Delaware and it does not have any physical presence or conduct any business in Delaware.

  (2) Although the Holding Company will be organized in Delaware, it will not be subject to Delaware corporate income tax if it does not maintain any physical presence in Delaware nor conduct any business within Delaware.

                                 *************

  The opinions expressed above are rendered with respect to the specific matters discussed herein and we express no opinion with respect to any other federal or state income tax, or other state and local taxes, or legal aspect of the Conversion. Our opinions are based on the completeness and accuracy of the above-stated facts and representations. If any of the foregoing are not entirely complete or accurate, it is imperative that we be informed immediately in writing, as the inaccuracy or incompleteness could have a material effect on our conclusions. References to Connecticut and Delaware law, regulations and pronouncements are based upon current laws as enacted and pronouncements thereunder

Page 18
Board of Directors
American Savings Bank
102 West Main Street
New Britain, Connecticut 06050


  as of the date of this memorandum. We are relying upon the relevant provisions of the Internal Revenue Code of 1986, as amended, the regulations thereunder, and judicial and administrative interpretations thereof, and state and local tax authorities which are subject to change or modification by subsequent legislative, regulatory, administrative, or judicial decisions. Any such changes could also have an effect on the validity of our opinions. The opinions contained herein are not binding upon the Internal Revenue Service, any other tax authority or any court, and no assurance can be given that a position contrary to that expressed herein will not be asserted by a tax authority and ultimately sustained by a court. Unless you specifically request otherwise, we will not update these opinions for subsequent changes or modifications to the law and regulations, or to the judicial and administrative interpretations thereof.



  /s/ KPMG LLP